Exhibit 5

August 22, 2012

American Financial Group, Inc.

301 East Fourth Street, 40th Floor

Cincinnati, Ohio 45202

Ladies and Gentlemen:

In connection with the issuance by American Financial Group, Inc., an Ohio corporation (“AFG”), of its 5-3/4% Senior Notes due 2042 (the “Notes”), pursuant to and as described in (a) the Registration Statement of AFG on Form S-3 (Registration No. 333-179867) (the “Registration Statement”), which was filed by AFG with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933 (the “Securities Act”), and (b) the related prospectus dated March 2, 2012, as supplemented by the prospectus supplement relating to the sale of the Notes dated August 21, 2012 (as so supplemented, the “Prospectus”), as filed by AFG with the Commission pursuant to Rule 424(b) promulgated under the Securities Act, certain legal matters with respect to the Notes are being passed upon for you by us. At your request, this opinion is being furnished to you for filing as Exhibit 5 to the Current Report of AFG on Form 8-K to be filed with the Commission on the date of this letter (the “Form 8-K”).

The Notes are to be issued and the terms of the Notes are to be established pursuant to Indenture dated as of November 12, 1997 (the “Original Indenture”) as supplemented by the Supplemental Indenture dated as of December 3, 1997, the Second Supplemental Indenture dated as of February 3, 2004, the Third Supplemental Indenture dated as of June 17, 2009, the Fourth Supplemental Indenture dated as of September 27, 2010 the Fifth Supplemental Indenture dated as of June 12, 2012 and as proposed to be supplemented by the Sixth Supplemental Indenture (the “Sixth Supplemental Indenture”) to be dated as of August 24, 2012 (the Original Indenture, as supplemented through and including the Sixth Supplemental Indenture, the “Indenture”).

In reaching the conclusions expressed in this opinion, we have examined and relied upon the original or copies, certified to our satisfaction, of (i) the Amended and Restated Articles of Incorporation and the Code of Regulations of AFG; (ii) copies of resolutions of the Board of Directors of AFG, and committees thereof, authorizing the issuance of the Notes and related matters; (iii) the Registration Statement and all exhibits thereto, including the Form T-1, Statement of Eligibility of Trustee of U.S. Bank National Association; (iv) the Indenture; and (iv) such other documents and instruments as we have deemed necessary for the expression of opinion contained in this letter. In making the foregoing examinations, we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals, and the conformity to original documents of all documents submitted to us as certified or photostatic copies. As to various questions of fact material to this opinion, we have relied, to the extent we deem reasonably appropriate, upon representations or certificates of officers or directors of AFG and upon documents, records and instruments furnished to us by AFG, without independent check or verification of their accuracy.

One East Fourth Street ¿ Suite 1400 ¿ Cincinnati, Ohio 45202

TEL (513) 579-6400 ¿ FAX (513) 579-6457 ¿ www.kmklaw.com

American Financial Group, Inc.

August 22, 2012

Based upon and subject to the foregoing, we are of the opinion that upon the execution and delivery of the Sixth Supplemental Indenture, when the Notes have been duly executed and authenticated in accordance with the terms of the Indenture and paid for in accordance with the terms of the Purchase Agreement dated as of August 21, 2012 among AFG and the underwriters named in such Purchase Agreement, the Notes will be valid and binding obligations of AFG.

Two partners of our firm serve as trustees of trusts which hold 2,849,237 and 2,849,877 shares, respectively, of AFG Common Stock for the benefit of members of the Lindner family. Each has sole voting and dispositive power over the shares as trustee but no financial interest in such shares.

We consent to be named in the Registration Statement and the Prospectus as the attorneys who have passed upon legal matters in connection with the issuance of the Notes and to the filing of this opinion as an exhibit to the Form 8-K. In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Sincerely yours,

/s/ Keating Muething & Klekamp PLL